                                                                     EXHIBIT 5.1


                           Sirius Satellite Radio Inc.
                           1221 Avenue of the Americas
                            New York, New York 10020

                                                               February 18, 2000

Sirius Satellite Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020

Dear Sirs:

    I am familiar with the CD Radio Inc. 1994 Stock Option Plan, the CD Radio Inc. Amended and Restated 1994 Directors' Nonqualified Stock Option Plan and the Sirius Satellite Radio 1999 Long-Term Stock Incentive Plan (the "Plans") under which an aggregate of 10,500,373 shares of common stock, par value $.001 per share, of Sirius Satellite Radio Inc., a Delaware corporation (the "Company"), have been authorized for issuance (the "Shares"). I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Act of the Shares and 10,500,373 Preferred Stock Purchase Rights (the "Rights"), which are appurtenant to, and trade with, the Shares. In this connection, I have examined such records, documents and proceedings, as I have deemed relevant and necessary as a basis for the opinion expressed herein.

    Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance under the Plans by all proper corporate action and, when such Shares are issued in accordance with the terms of the Plans and any conditions or restrictions relating thereto shall have been satisfied, such Shares will be legally issued, fully paid and non-assessable. The issuance of the Rights has been duly authorized and when the Rights are issued in accordance with the terms of the Plans and the Rights Agreement, as amended, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, the Rights will be validly issued.

    I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.



                                              Very truly yours,



                                              Patrick L. Donnelly
                                              Senior Vice President,
                                              General Counsel and Secretary